EXHIBIT 99.1

LIGHTPATH TECHNOLOGIES ANNOUNCES CHANGE TO THE BOARD’S LEADERSHIP

Orlando, FL / ACCESSWIRE / December 20, 2022 / LightPath Technologies, Inc. (NASDAQ: LPTH), (“LightPath” or the “Company”), a leading vertically integrated global manufacturer and integrator of proprietary optical and infrared technologies, announced that Scott Faris, current LightPath Director, has been appointed Chair of the Board succeeding Louis Leeburg effective December 20, 2022.  Mr. Leeburg was appointed Chair in May of 2021, and has served on the Board since May 1996.  Mr. Leeburg will remain a Director with the Company.

Mr. Faris has served as a director of the Company since December 2011.  Mr. Faris is an experienced entrepreneur with almost two decades of operating, venture-financing, and commercialization experience, involving more than 20 start-up and emerging-growth technology companies.  In October 2021, Mr. Faris was appointed Chief Executive Officer of Infleqtion, Inc.,  a leader in quantum systems and component technologies. Since September 2016, he had served as Chief Business Officer of Luminar Technologies, Inc., a leading developer of autonomous vehicle systems technologies including Lidar sensor suites.  In June 2013, Mr. Faris founded Aerosonix, Inc. (formerly MicroVapor Devices, LLC), a privately held developer and manufacturer of advanced medical devices, and served as its Chief Executive Officer until August 2016 and has served as Chairman of the board of directors since June 2013.  Mr. Faris was also the founder and Chief Executive Officer of Enterprise Corporation, a technology accelerator, served as a director of the Florida Seed Capital Fund and Technology Commercialization at the Center for Microelectronics Research, and the Chairman of the Metro Orlando EDC.

LightPath’s President and Chief Executive Officer, Sam Rubin, commented, “I’d like to thank Lou for his contribution over the last year and a half to reshape and modernize our Board.  Recently, Lou has led the charge to align our board with the size of the company and our strategic direction.”

Mr. Rubin continued, “I look forward to working with Scott as Chair as we continue to transition LightPath into a leading optical solutions provider.  Scott was integral in helping set the Company’s new strategic direction, and his background in optics, and experience in both quantum and automotive LiDAR markets provides LightPath with perspectives and insights around some of the biggest growing opportunities for optical components and subsystems.”

Commenting on his new appointment, Mr. Faris stated, “I’m excited for the future as LightPath looks to shake up the optics industry both with its American made infrared materials, as well as its innovative imaging solutions as we continue to evolve our strategy and our products.  With the release of our newly developed MANTIS multispectral infrared camera we are stepping into actual end products and providing significantly more value added offerings.”

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About LightPath Technologies, Inc.

LightPath Technologies, Inc. is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, custom molded glass freeform lenses, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Investor Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

LPTH@mzgroup.us

+561 489 5315

SOURCE: LightPath Technologies

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